EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-8 of RTI International Metals, Inc. of our report dated February 18, 2009 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of RTI International Metals, Inc., which appear in the 2008 Annual Report to Shareholders, which is incorporated by reference in RTI International Metals, Inc.’s Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
November 24, 2009